Exhibit 99.1

January 11, 2010

Dear Stockholder:

Enclosed is your portion of the fourth quarter 2009 distribution to Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) stockholders.  The board of directors declared a fourth quarter 2009 distribution of $0.0325 per share, consistent with the company’s current dividend policy of paying the minimum distribution required to maintain its REIT status, as well as complying with restrictions under the company’s line of credit.  This distribution is payable to stockholders of record at the close of business on December 31, 2009. This equates to a 1.3% annualized yield assuming a purchase price of $10.00 per share, which is an increase from the third quarter distribution.  Our board of directors determines each distribution quarterly, and therefore the annualized yield is not necessarily indicative of future distributions.  If you have invested through a trustee, or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

We remain committed to achieving our primary goals of strengthening our balance sheet, and redirecting our cash flow from debt reduction to other uses, including increasing our distributions to our stockholders.  The pursuit of these goals in the midst of an economic recession has been challenging, at times requiring us to make difficult but necessary decisions.  As a real estate company, access to capital is vital to our business; we require capital to operate and manage our properties.  It has also become a requisite component of our re-financing efforts.

We are quite pleased with the measurable results we believe we have demonstrated over the course of the year in all of our coordinated efforts.  Most notably in 2009 we accomplished:

•                  $1.5 billion in debt re-financings, debt paydowns and extensions, addressing virtually all of our 2009 maturing debt and a substantial portion of our debt maturing in 2010

•                  $338 million in non-core asset sales, resulting in cash proceeds of $130 million

•                  $490 million reduction in overall leverage of our balance sheet

•                  813,510 square feet re-leased of former Mervyn’s, Circuit City and Linens ‘n Things space, with an additional 1.7 million square feet in various stages of negotiation

•                  A total of approximately 3.2 million square feet leased, including new, renewal and replacement leases

Although we believe the outlook for 2010 appears incrementally brighter than the past year, we plan to remain focused on our job one - to complete the refinancing of our few remaining uncommitted properties and redirecting the use of our cash flow from debt reduction to other uses, including increasing our distributions to our stockholders.  While the pace and strength of a recovery from the recent recession will remain our greatest obstacle, we plan to “stay the course” as we did in 2009 and remain optimistic that we can continue to demonstrate measureable progress in achieving this goal.

Form 1099s will be mailed to stockholders of record on or before January 31, 2010 by Registrar and Transfer Company (“R&T”).  Tax information, as well as other account information, may be accessed on R&T’s website at www.rtco.com.

We appreciate your support and investment in Inland Western.  If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
Chief Executive Officer and President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com